Exhibit 10.36.1

Modification

(May 10, 2024)

Reference is made to the letter agreement (“April 2024 Agreement”), dated April 12, 2024, between LuxUrban Hotels Inc. and each of Greenle Partners LLC Series Alpha P.S (“Greenle Alpha”) and Greenle Partners LLC Series Beta P.S. (“Greenle Beta” and together with Greenle Alpha, “Greenle”). This Modification, dated as of May 10, 2024 (this “Modification”), shall implement certain changes to the April 2024 Agreement as set forth herein. Any capitalized terms not defined herein shall have the meanings ascribed to them in the April 2024 Agreement.

This Modification will confirm our understanding and agreement that, in consideration of the respective modifications of the April 2024 Agreement of the Company and Greenle set forth herein, the sufficiency of which is hereby acknowledged by such parties, the Company, Greenle Alpha and Greenle Beta acknowledge and agree as follows:

1.	Section 1(a) of the April 2024 Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding Section (iv) of the Registration Rights Amendment and Warrant Letter Agreement, the Company shall be permitted, without further waiver or consent from Greenle, to sell at prices below the then-applicable Trigger Price (currently $5.00 per share) up to an aggregate of the greater of (i) 30 million shares and (ii) $30 million (based on the gross sale prices of such shares) (such greater amount, the “Aggregate Share Cap” and such shares sold below the Trigger Price, the “Waiver Shares”)) of its Common Stock from time to time on such terms and in such private or public transactions (including offerings in which insiders of the Company may purchase alongside third party investors) as the Company deems advisable in its discretion, including sales of shares of its Common Stock (or other securities or debt instruments exercisable or convertible into shares of its Common Stock) at any per-share price and with any exercise or conversion price per share it determines, and shall not be limited by any restriction set forth in the Registration Rights Amendment and Warrant Letter Agreement (including but not limited to any trigger price restriction or price limitation or floor); provided however, that (i) the aggregate number of shares or aggregate offering price of shares of Common Stock sold by the Company (including shares underlying (A) exercisable or convertible securities (other than (1) shares underlying options or restricted stock granted to employees under a Company equity incentive plan or other Exempt Securities and (2) shares underlying warrants or other securities owned by Greenle or affiliates thereof) or (B) debt instruments, in all cases sold after the date hereof, shall not exceed the Aggregate Share Cap and (ii) the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. At-the-market transactions, committed equity financings, and other transactions that result in the direct sale from time to time of the Company’s Common Stock based on then current market prices of the Common Stock shall not be deemed Variable Rate Transactions.”

2.	Section 2(a) of the April 2024 Agreement is hereby amended and restated in its entirety as follows:

“For no additional consideration, (a) on April 12, 2024, the Company agreed to issue an aggregate of 2,800,000 shares of Common Stock as follows: (1) to Greenle Alpha up to an aggregate of 2,254,000 shares of Common Stock and (2) to Greenle Beta up to an aggregate of 546,000 shares of Common Stock (collectively, the “Original Waiver Shares”) and (b) the Company shall issue an additional number of shares of Common Stock equal to 0.22 shares of Common Stock (the “Supplemental Waiver Shares” and, collectively with the Original Waiver Shares, the “Additional Shares”) for each Waiver Share sold by the Company through November 6, 2024 in excess of 15 million shares (the “Excess Waiver Shares”). The Company shall provide written notice to Greenle within two (2) Trading Days of each sale of such Excess Waiver Shares (the “Notice”), which shall include the date of sale and the number of Excess Waiver Shares sold by the Company and the amount of shares issuable to Greenle Alpha, which shall be 80.5% of such Supplemental Waiver Shares, and Greenle Beta, which shall be 19.5% of such Supplemental Waiver Shares.

In each case, the Additional Shares shall be issued (i) only upon the written direction from Greenle Alpha or Greenle Beta, as the case may be, to the Company (each an “Additional Shares Issuance Notice”) delivered from time to time on and after the date of this Agreement, up to the total aggregate amount of Additional Shares to which such Person is entitled pursuant to this paragraph 2(a) and (ii) within three (3) Trading Days of the Company’s receipt of the applicable Additional Shares Issuance Notice.

3.	Section 9 is hereby added to the end of the April 2024 Agreement:

“9. In consideration of the issuance promptly following the execution of this Agreement (and in any case, within five (5) days of the date of execution of this Modification) of 300,000 shares of Common Stock to Greenle, Greenle immediately and completely waives any and all rights it has under any of the Agreements to prohibit, or to include Greenle’s shares of Common Stock in, any registration statement or prospectus supplement filed in connection with the registration of the issuance or resale of any Waiver Shares and further agrees that the Company shall not be obligated to file any resale registration statement with respect to the shares of Common Stock issued or issuable to Greenle under any of the Agreements prior to November 30, 2024; provided, however, that the Company agrees to de-legend the shares of Common Stock issued or issuable to Greenle under any of the Agreements after the six (6) month holding period has elapsed; provided, further that any such de-legending shall not be deemed to relieve or modify any sale or transfer restrictions specifically set forth in the Agreements, including, but not limited to, those in Section (g) of the May 2023 Letter Agreement (as amended by the April 2024 Agreement).

4.	Section 10 is hereby added to the end of the April 2024 Agreement:

“10. If the aggregate number of shares of Common Stock issuable to Greenle under this Modification, the April 2024 Agreement or the Revenue Share Agreements shall exceed that number permitted under Nasdaq Rule 5635(d) absent the prescribed approval of the Company’s stockholders, the Company shall be obligated to issue that number of shares of Common Stock up to that amount that would not trigger such Rule and thereafter the Company shall use its commercially reasonable best efforts to obtain the stockholder approval necessary to issue any remainder number of shares of Common Stock to which Greenle is entitled and in connection with any proposed vote with respect to the same, Brian L. Ferdinand shall execute a written consent of the majority stockholders (if action is to be taken by written consent in lieu of meeting) or shall deliver to the Company (with a copy to Greenle) an irrevocable voting proxy (if action is to be taken through a duly notified meeting of the stockholders of the Company) with respect to all shares then beneficially owned by him in customary form.

5.	Within three (3) business days following the delivery of each Notice, the Company will instruct the Transfer Agent to reserve the Supplemental Waiver Shares issuable to Greenle pursuant to the terms of this Modification and thereafter promptly provide satisfactory evidence of the same to Greenle and its legal counsel; provided, that such reservation shall initially be based on 3 million Supplemental Waiver Shares and promptly modified from time to time as warranted. Further, within 14 days of the date of this Modification, Brian Ferdinand, Shanoop Kothari, Greenle, and Jimmie Chatmon shall execute a written consent of the majority stockholders of the Company in lieu of meeting to approve an amendment to the Company’s certificate of incorporation to increase the authorized shares of common stock from 90 million to 200 million (the “Charter Amendment”) and the Company shall promptly file a preliminary information statement (“Information Statement”) with the

Securities and Exchange Commission (“SEC”) with respect to same, and promptly respond to any comments thereto from the SEC. The Company shall thereafter promptly file a definitive Information Statement and mail the information statement to all stockholders and file on or about the 21st day after mailing of same, the Charter Amendment with the Secretary of State of the State of Delaware. Notwithstanding anything to the contrary contained herein, if any Supplemental Waiver Shares are earned hereunder, same shall not be demanded by Greenle or issuable by the Company issuable until the filing and effectiveness of the Charter Amendment.

6.	The Company hereby represents that its board of directors has approved the terms of this Modification, including the issuance of the Supplemental Waiver Shares, and the execution and delivery of the same by the Company.

7.	Except as set forth herein, all terms and provisions of the April 2024 Agreement and the Agreements shall continue in full force and effect.

[Signature Page Follows]

Agreed and executed as of the date first-written above:

LuxUrban Hotels Inc.

By:	/s/ Shanoop Kothari
Title:	Chief Executive Officer
Name:	Shanoop Kothari

Greenle Partners LLC Series Alpha P.S.

By:	/s/ Alan Uryniak
Title:	Manager
Name:	Alan Uryniak

Greenle Partners LLC Series Beta P.S.

By:	/s/ Alan Uryniak
Title:	Manager
Name:	Alan Uryniak

Section 4 and Section 5 of this Modification acknowledged and agreed to:

/s/ Brian L. Ferdinand
Brian L. Ferdinand

Section 5 of this Modification acknowledged and agreed to:

/s/ Shanoop Kothari
Shanoop Kothari

/s/ Jimmie Chatmon
Jimmie Chatmon

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